Exhibit 99.1

FOR IMMEDIATE RELEASE

BROADRIDGE ISSUES FOUNDER GRANTS TO CORPORATE OFFICERS

LAKE SUCCESS, NY – February 25, 2008 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today announced that the Compensation Committee (the “Committee”) made up of independent outside directors of the Board of Directors of the Company, approved founder equity grants under the Company’s 2007 Omnibus Award Plan to certain of the Company’s corporate officers. This program is in addition to the current annual equity grant program for corporate officers. The Committee determined it was appropriate to increase the total ownership of Company shares by the corporate officers through a multi-year series of stock option grants. The Committee’s long-term goal is to have corporate officers own directly, or have granted to them in the form of stock options and restricted shares/units, five percent of all Company shares outstanding. The Committee anticipates it will take up to four years to meet this goal.

After reviewing peer group data on officer share ownership levels, the Committee determined that the level of ownership of the Company’s shares by the Company’s corporate officers did not adequately align their interest with those of the Company’s stockholders.

“We believe it is in Broadridge stockholders’ interests to have alignment between the long-term goals and objectives of management and stockholders and to encourage superior performance and long-term stability,” said Thomas E. McInerney, Chairman of the Compensation Committee of the Board of Directors.

These goals will be achieved through a combination of equity grant types:

•	Fair market value stock options, where the exercise price of one-third of the options granted in any year equals the closing price of the Company’s stock on the date of grant.

•	Premium-priced stock options, where the exercise price of one-third of the options granted in any year is 10% higher than the closing price of the Company’s stock on the date of the grant.

•	Super Premium-priced stock options, where the exercise price of one-third of the options granted in any year is 20% higher than the closing price of the Company’s stock on the date of the grant.

•	The first stock option grant will vest during fiscal year 2008 and will expire 10 years from the date of grant, subject to earlier expiration upon the occurrence of certain events.

The first of these grants totaling 2,000,000 shares underlying options was approved by the Committee on February 25, 2008, comprised of 666,662 fair market value stock options at an exercise price of $18.97 per share (closing price of stock on grant date), 666,667 premium-priced stock options at an exercise price of $20.87 per share (110% of fair market value stock options), and 666,671 super premium-priced stock options at an exercise price of $22.76 per share (120% of fair market value options).

In addition to the long-term ownership goal stated above, the Committee is in the process of determining appropriate share ownership guidelines so that, following the vesting of these grants, corporate officers will own an adequate amount of Company shares to keep their individual interests aligned with those of the Company’s stockholders.

Impact of Founder Equity Grants on Fiscal Year 2008 Financial Guidance

Despite a higher stock compensation expense associated with the issuance of founder equity grants, there is no change to the fiscal year 2008 financial guidance communicated in the Company’s earnings release of February 7, 2008, for the second quarter ended December 31, 2007. The fiscal year 2008 financial guidance continues to be as follows: 1% - 4% revenue growth, and earnings per share before one-time transition expenses towards the higher end of the $1.30 - $1.40 per share range, based on diluted weighted average shares outstanding of approximately 141 million shares.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.0 billion in revenues and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal 2008 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (the “2007 Annual Report”). Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2007 Annual Report. These risks include: Broadridge’s success in retaining and selling additional services to its existing clients and obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered clearing agencies and broker-dealers; declines in trading volume, market prices, liquidity of securities markets or proprietary trading activity; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); Broadridge’s debt levels and financing costs, including the impact of its credit ratings on such costs; the ability of Broadridge to develop brand recognition and its reputation with its clients and employees following its separation from ADP in March 2007; the incurrence of additional costs attributable to Broadridge’s operations as a stand-alone public company; Broadridge’s ability to continue to obtain transitional services from ADP for up to one year from the date of Broadridge’s March 2007 spin-off from ADP; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions.

Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477